The Gabelli Global Small and Mid Cap Value Trust N-2

Exhibit (a)(iv)

THE GABELLI GLOBAL SMALL AND MID CAP VALUE TRUST

STATEMENT OF PREFERENCES
OF
SERIES B CUMULATIVE PREFERRED SHARES

AMENDMENT NO. 1

The Gabelli Global Small and Mid Cap Value Trust, a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on February 24, 2016, pursuant to authority expressly vested in it by Article V of the Declaration of Trust of the Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust, par value $0.001 per share.

SECOND: The Board of Trustees, at a meeting duly convened and held on August 18, 2021, approved the designation, issuance and sale by the Trust of up to 4,000,000 shares of Series B Cumulative Preferred Shares, par value $0.001 per share.

THIRD: The pricing committee of the Board of Trustees, at a meeting duly convened and held on October 29, 2021, approved the issuance and sale by the Trust of up to 4,000,000 shares of Series B Cumulative Preferred Shares, par value $0.001 per share.

FOURTH: The Board of Trustees, at a meeting duly convened and held on May 17, 2023, determined to (a) redesignate the Trust’s “4.00% Series B Cumulative Preferred Shares” as “Series B Cumulative Preferred Shares” and (b) increase the dividend rate on the Series B Preferred Shares, each effective as of May 17, 2023, and determined that each such action would not adversely affect the rights and preferences of the Series B Preferred Shares.

FIFTH: Effective as of May 17, 2023, the “Designation” section of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

Series B Cumulative Preferred Shares: A series of 4,000,000 preferred shares, par value $0.001 per share, liquidation preference $10.00 per share, is hereby designated “Series B Cumulative Preferred Shares” (the “Series B Preferred Shares”). Each Series B Preferred Share may be issued on a date to be determined by the Board of Trustees or its delegatees and as are set forth in this Statement of Preferences; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to preferred shares of the Trust (“Preferred Shares”), as are set forth in this Statement of Preferences. The Series B Preferred Shares shall constitute a separate series of Preferred Shares.

SIXTH: Effective as of May 17, 2023, the definition “Series B Preferred Shares” in Part I, Definitions of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

“Series B Preferred Shares” means the Series B Cumulative Preferred Shares, par value $0.001 per share, of the Trust.

SEVENTH: Effective as of May 17, 2023, the heading for Part II of the Statement of Preferences of the Series B Preferred Shares is hereby changed to “Series B Cumulative Preferred Shares.”

EIGHTH: Effective as of May 17, 2023, Part II, Section 2(a) of the Statement of Preferences of the Series B Preferred Shares is deleted and replaced in its entirety with the following:

2. Dividends and Distributions.

(a) Holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of (i) 4.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series B Preferred Shares, and no more, for Dividend Periods (or portions thereof) prior to, but not including, May 17, 2023, and (ii) 5.20% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series B Preferred Shares, and no more, for Dividend Periods (or portions thereof) on or after May 17, 2023, payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on December 26, 2021 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series B Preferred Shares as they appear on the share register of the Trust at the close of business on the fifth Business Day preceding the Dividend Payment Date (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Trust ranking junior to the Series B Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series B Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series B Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series B Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

NINETH: Capitalized terms used but not defined herein shall have the respective meanings given to them in the Statement of Preferences of the Series B Preferred Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, The Gabelli Global Small and Mid Cap Value Trust has caused this Amendment No. 1 to the Statement of Preferences of Series B Preferred Shares to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and certifies that, to the best of such officer’s knowledge, information and belief under penalty of perjury, that this Amendment No. 1 to the Statement of Preferences of Series B Preferred Shares was duly adopted by the Board of Trustees of the Trust on May 17, 2023.

By:	/s/ John C. Ball
	Name:	John C. Ball
	Title:	President

Attest:

/s/ Peter Goldstein
Name:	Peter Goldstein
Title:	Vice President

[GGZ Series B Statement of Preferences Amendment No. 1 Signature Page]